OPERATING AGREEMENT
                                       OF
                               UDC/SUNPOWER L.L.C.

         This Operating Agreement (the "Agreement") is entered into this ___ day of December, 1997, between SunPower Properties L.L.C., an Arizona limited liability company ("SunPower"), and UDC Homes, Inc., a Delaware corporation ("UDC"), as Members of the Company.

         SECTION 1. DEFINITIONS; THE COMPANY

         1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 10.14 hereof.

         1.2 Formation. The Members hereby form the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement and in the Articles of Organization.

         1.3 Name. The name of the Company is UDC/SunPower L.L.C. The name of the Company may be changed by the Executive Committee upon written notice to the Members.

         1.4 Purposes. The purposes of the Company and the general character of its business are to construct, market, operate and maintain an age restricted residential community on the Property in Gilbert, Arizona. In furtherance of its business, the Company shall be authorized to:

                  1.4.1 acquire the Property on the terms and conditions set forth in the Contribution Agreement and this Agreement;

                  1.4.2 master plan, zone, rezone and subdivide all or any part of the Property and in connection therewith, enter into one or more development agreements with the Town of Gilbert;

                  1.4.3 construct offsite improvements as may be necessary or advisable in connection with the development of the Project;

                  1.4.4 construct infrastructure and related improvements on all or any part of the Property;

                  1.4.5 improve and develop all or any part of the Property into superpads or finished lots;

                  1.4.6 construct and operate community centers, recreational facilities, a golf course and other similar improvements on all or any part of the Property;

                  1.4.7 construct single family homes and multi-family housing units on the Property;

                  1.4.8 own, operate, lease, maintain, manage, alter, expand, remodel, repair, replace and otherwise deal with any improvements constructed on the Property;

                  1.4.9 grant easements or other property rights by documents that are customarily recorded with respect to all or any part of the Property and subject all or any part of the Property to covenants, conditions, restrictions, improvement districts, community facilities districts and similar arrangements, including, without limitation, age restriction covenants;

                  1.4.10 hold all or any part of the Property for investment;

                  1.4.11 borrow money and in connection therewith, mortgage, encumber, pledge, hypothecate, or subject to a deed of trust all or any part of the Property;

                  1.4.12 sell, exchange, transfer, assign or otherwise dispose of the Property and/or any improvements constructed thereon; and

                  1.4.13 engage in all activities that are reasonably necessary, convenient or incidental to the accomplishment of the foregoing business purposes.

The Company shall be a limited liability company only for the purposes specified in this Section 1.4 (the "Permitted Activities"). The Company shall not engage in any activity or business other than the Permitted Activities, and neither Member shall have any authority to hold itself out as a general agent of the other Member in any other business or activity.

         1.5 Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a "partnership" for federal and state income tax purposes. It also is the intent of the Members that the Company not be operated or treated as a "partnership" for purposes of
Section 303 of the federal Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the parties hereto.

         1.6 Office. The principal office of the Company shall be maintained at 6710 North Scottsdale Road, Scottsdale, Arizona 85253, or at such other location or locations in Maricopa County, Arizona as the Executive Committee may from time to time designate by written notice to the Members.

         1.7 Agent for Service of Process. The name and address of the agent for service of legal process on the Company in Arizona are FC Service Corporation, 3003 North Central Avenue, Suite 2600, Phoenix, Arizona 85012 (Attention: Gregg Hanks). The Company's agent for service of legal process may be changed by the Executive Committee upon written notice to the Members.

         1.8 Term. The term of the Company commenced on the date that the Articles of Organization were filed with the Arizona Corporation Commission and shall continue until the Company is dissolved in accordance with this Agreement.

         1.9 Articles of Organization. The Members have caused articles of organization (the "Articles of Organization") to be filed with the Arizona Corporation Commission and shall file any amendments to the Articles of Organization deemed necessary by them to reflect this Agreement and any amendments hereto adopted by the Members in accordance with the terms hereof.

         1.10 Independent Activities.

                  1.10.1 The General Scope of Independent Activities. The Members hereby expressly agree and acknowledge that each of the Members (either directly, or through its Affiliates, officers, directors, members, shareholders, agents and employees) is involved in transactions, investments and business ventures and undertakings of every nature, which include, without limitation, activities which are not associated in any manner with real estate as well as the ownership, construction, development, marketing, sale and operation of real property and improvements of every type and nature thereon (all such investments and activities being referred to hereinafter as the "Independent Activities").

                  1.10.2 Specific Independent Activities. Without limiting the generality of Section 1.10.1, the Members acknowledge that (a) the Independent Activities of SunPower or its Affiliates include, without limitation, the ownership and development of real property adjacent to the Property that may be deemed to be in competition with the Property for utility and other services, purchasers and other matters; and (b) the Independent Activities of UDC include, without limitation, the ownership and development of residential real estate projects throughout Maricopa County, Arizona.

                  1.10.3 Waiver of Rights with Respect to Independent Activities. Nothing in this Agreement shall be construed to: (a) prohibit any Member or its Affiliates from continuing, acquiring, owning or otherwise participating in any Independent Activity that is not owned or operated by the Company, even if such Independent Activity is or may be in competition with the Company; and (b) require any Member to allow the Company or the other Member to participate in the ownership or profits of any such Independent Activity. To the extent any Member would have any rights or claims against the other Member as a result of the Independent Activities of such Member or its Affiliates, whether arising by statute, common law or in equity, the same are hereby waived with respect to the operation of the Company and the development and operation of the Project.

                  1.10.4 Limitation on Company Opportunities. Each Member hereby represents and warrants to the other Member that it has not been offered, as an inducement to enter into this Agreement, the opportunity to participate with the other Member in the ownership or profits of any Independent Activity of any kind whatsoever of such Member or its Affiliates. The Members expressly acknowledge that the opportunities of the Company shall be limited to the Permitted Activities with respect to the Property and shall not extend to any property, investment or activity other than the Permitted Activities conducted solely on or with respect to the Property.

                  1.10.5 Acknowledgement of Reasonableness. The Members hereby expressly acknowledge, represent and warrant that they are sophisticated developers and investors, they understand the terms, conditions and waivers set forth in this Section 1.10 and that the provisions of this Section 1.10 are reasonable, taking into account the relative sophistication and bargaining position of the Members.

         SECTION 2. MEMBERS; PERCENTAGE INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

         2.1 Members. The name and address of each Member are set forth on the signature pages to this Agreement.

         2.2 Percentage Interests. The Members' initial Percentage Interests in the Company are as follows:

         SunPower:            50%
         UDC:                 50%

The Members' initial Percentage Interests shall be subject to adjustment as provided in Section 2.9 hereof.

         2.3 Initial Capital Contribution by SunPower.

                  2.3.1 Contribution of Property. SunPower shall contribute the Property to the Company on the terms and conditions set forth in the Contribution Agreement. All warranties by SunPower under the Contribution Agreement shall inure to the benefit of the Company as if set forth separately herein. In connection with the contribution of the Property to the Company, the parties shall execute and deliver all documents contemplated under the Contribution Agreement.

                  2.3.2 Seller Note and Deed of Trust. The Members acknowledge that:

                              2.3.2.1 the  Property is  encumbered  by a deed of
trust (the "Seller Deed of Trust") in favor of Power Enterprises, an Arizona general partnership (the "Seller"), securing payment of a promissory note in the initial principal amount of $3,971,545.60 (the "Company Note to Seller"), resulting from the division of a $5,927,680 promissory note given by SunPower to Seller in connection with SunPower's purchase of the Property into the Company Note to Seller and a second promissory note (the "SunPower Note to Seller"), all in accordance with the Note Division Agreement to be entered into among Seller, SunPower and the Company in connection with the execution of this Agreement (the "Note Division Agreement"); and

                              2.3.2.2  the  Company  Note  to  Seller  is  cross
collateralized and cross defaulted with the SunPower Note to Seller.

The Company will perform all obligations and make all payments with respect to the Company Note to Seller and SunPower will perform all obligations and make all payments with respect to the SunPower Note to Seller.

                  2.3.3 Agreed Net Value of Contribution. In exchange for contributing the Property to the Company, SunPower shall be deemed to have made a Capital Contribution to the Company in an amount (the "Agreed Net Property Value") equal to the excess of:

                              2.3.3.1 $14,000  multiplied by the number of gross
acres included in the Property (the "Gross Property Value"), over

                              2.3.3.2 an amount equal to the outstanding balance
of principal and interest, if any, under the Company Note to Seller, determined as of the date the Property is contributed to the Company.

Immediately following its contribution of the Property, SunPower shall have Unreturned Capital Contributions in an amount equal to the Agreed Net Property Value.

         2.4 Initial Capital Contribution by UDC. Concurrently with SunPower's contribution of the Property to the Company, and through the escrow established in connection with such contribution, UDC shall contribute $818,945 in cash to the Company, which shall be used to pay closing costs under the escrow, reimburse SunPower for $818,945 of expenses incurred by it in contemplation of the formation of the Company. The expenses to be reimbursed to SunPower are set forth on an itemized list that has been provided to and approved by UDC prior to the execution of this Agreement.

         2.5 Additional Capital Contributions. The Members shall contribute to the Company from time to time such amounts as are reasonably required to pay the Approved Expenses of the Company, as and when the same come due; provided that neither Member shall be obligated to make additional Capital Contributions pursuant to this Section 2.5 after such time as that Members' aggregate Capital Contributions to the Company pursuant to Sections 2.3, 2.4 and this Section 2.5, as applicable, are equal to the Gross Property Value. All Capital Contributions pursuant to this Section 2.5 shall be made first by UDC, until such time as the Members' Unreturned Capital Contributions are equal. Thereafter, all required Capital Contributions shall be made by the Members in proportion to their respective Percentage Interests in the Company, determined at the time of each such Capital Contribution. All Capital Contributions pursuant to this Section
2.5 shall be due and payable not later than ten business days following a request therefor by either Member. All requests for Capital Contributions pursuant to this Section 2.5 shall be in writing and shall specify in reasonable detail the Approved Expenses to be funded with such Capital Contributions.

         2.6 Failure to Make Payments Under Seller Notes and Deed of Trust. The Company and SunPower shall take all steps that are necessary to cause one another to be listed as parties entitled to receive notices of default with respect to the Company Note to Seller, the SunPower Note to Seller and any instrument evidencing or securing the foregoing notes (collectively, the "Seller Loan Documents") and to be granted the right to cure any default under the Seller Loan Documents. If the Company makes any payment or incurs any cost with respect to a default by SunPower under any Seller Loan Document relating to the SunPower Note to Seller, SunPower shall reimburse the Company upon demand for any payment or cost thus incurred, together with interest on the amount thereof at the rate of 20% per annum. Additionally, SunPower may not transfer or convey to any entity all or any part of the real property that is subject to the deed of trust securing the SunPower Note to Seller without the prior written consent of UDC (which UDC may withhold in its sole discretion), unless and until the real property that is subject to the deed of trust securing the Company Note to Seller is no longer security for the SunPower Note to Seller (e.g., through elimination of the cross-collateralization or satisfaction of the SunPower Note to Seller). If

SunPower makes any payment or incurs any cost with respect to a default by the Company under any Seller Loan Document relating to the Company Note to Seller, the Company shall reimburse SunPower upon demand for any payment or cost thus incurred, together with interest on the amount thereof at the rate of 20% per annum. The Company shall be entitled to offset against any amounts payable or distributable to SunPower under this Agreement the entire amount owed at any time by SunPower to the Company pursuant to this Section 2.6 (it being understood that the foregoing offset right shall be effective against amounts payable or distributable to SunPower regardless of any transfer or conveyance by SunPower of the property that is subject to the deed of trust securing the SunPower Note to Seller and regardless of any consent to such transfer or conveyance by UDC). If the Company owes any amount to SunPower at any time pursuant to this Section 2.6, the entire amount owed shall be paid before the Company makes any distributions or payments to any Member or any Affiliate of a Member pursuant to any provision of this Agreement. In addition to the foregoing reimbursements: (a) SunPower shall indemnify, defend and hold harmless the Company from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Company as a result of SunPower's breach of any obligation under any Seller Loan Documents relating to the SunPower Note to Seller, and (b) the Company shall indemnify, defend and hold harmless SunPower from and against any liability, damage, cost, expense, loss, claim or judgment incurred by SunPower as a result of the Company's breach of any obligation under any Seller Loan Documents relating to the Company Note to Seller.

         2.7 Intent to Finance Approved Expenses. If, during the term of the Company, funds available to the Company are insufficient to pay Approved Expenses when due, the Executive Committee shall use its best efforts to obtain a loan from a third party lender on commercially reasonable terms acceptable to the Executive Committee to fund such insufficiency. If the Executive Committee is unable to secure third-party financing to pay Approved Expenses on terms acceptable to the Executive Committee, then upon the written election of either Member delivered to the Executive Committee, the Members shall be entitled to make Member Loans on the terms and conditions set forth in Section 2.10 hereof; provided that in no event shall the aggregate Member Loans under Section 2.10 exceed $2,000,000 without the prior written consent of both Members.

         2.8 Limitations Pertaining to Capital Contributions.

                  2.8.1 Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically agreed in writing by the Members at the time of such distribution.

                  2.8.2 No Interest or Salary. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise expressly provided in this Agreement.

                  2.8.3 Liability of Members. Except as agreed upon in writings signed by the Members, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Members, and except as otherwise provided by Section 29-651 of the Act or by any other applicable state law, the Members shall be liable only to make their Capital Contributions to the extent provided in Sections 2.3, 2.4 and 2.5 hereof and no Member shall be required to make any other Capital Contributions or to loan any amounts to the Company. No Member shall have any personal liability for the repayment of the Capital Contributions or loans of the other Member.

                  2.8.4 No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require the Executive Committee or any Member to solicit or demand additional Capital Contributions or Member Loans.

                  2.8.5 Withdrawal. Except as provided in Section 8 hereof, no Member may voluntarily or involuntarily withdraw from the Company or terminate its interest therein without the prior written consent of the other Member. Any Member who withdraws from the Company in breach of this Section 2.8.5:

                              2.8.5.1  shall  be  treated  as an  assignee  of a
Member's interest, as provided in the Act;

                              2.8.5.2 shall have no right to  participate in the
business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

                              2.8.5.3  shall,  subject  to Section  8.5  hereof,
continue to share in distributions from the Company, on the same basis as if such Member had not withdrawn, provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that would otherwise be distributed to such Member. The right to share in distributions granted under this Section 2.8.5 shall be in lieu of any right the withdrawn Member may have under the Act to receive a distribution or payment of the fair value of the Member's interest in the Company.

         2.9 Failure to Make Additional Capital Contributions.

                  2.9.1 Notice. If either Member (a "Noncontributing Member") fails to make an additional Capital Contribution when required under Section 2.5 hereof when due, and if the other Member (the "Contributing Member") has made its corresponding Capital Contribution (the "Corresponding Contribution"), then the Contributing Member may give written notice (the "Notice") to the Noncontributing Member setting forth the amount required to cure such delinquent contribution (the "Capital Amount"). From and after the Notice, the Noncontributing Member shall have no right to issue an Offering Notice pursuant to Section 5.13.1 or an Offer to Sell or Purchase pursuant to Section 5.14.2. The rights and powers suspended under the immediately preceding sentence shall be reinstated only upon the Noncontributing Member's funding of the Capital Amount.

                  2.9.2 Remedies. If the Noncontributing Member fails to contribute the Capital Amount to the Company within 15 days following the Notice, then the Contributing Member may elect to withdraw the Corresponding Contribution from the Company or to fund all or part of the

Capital  Amount.  If the  Contributing  Member  funds the  Capital  Amount,  the
Members'  Unreturned  Capital   Contributions  and  Percentage  Interests  shall
immediately be adjusted to be as follows:

                              2.9.2.1 The  Noncontributing  Member's  Unreturned
Capital Contributions shall be reduced by an amount equal to 120% of the Capital Amount funded by the Contributing Member and the Contributing Member's Unreturned Capital Contributions shall be increased by a like amount; and

                              2.9.2.2 Each Member's  Percentage  Interest in the
Company shall be adjusted to equal the quotient, expressed as a percentage, determined by dividing (a) the Member's Unreturned Capital Contributions, determined after the adjustment required under Section 2.9.2.1 hereof by (b) the Members' aggregate Unreturned Capital Contributions to the Company at the time of such adjustment.

         2.10 Member Loans.

                  2.10.1 Conditions to Member Loans. The Members may make loans ("Member Loans") to the Company to pay Approved Expenses and to pay any other material cost or expense within an Approved Budget or consistent in terms of quality and amount with material costs and expenses contemplated by the Approved Master Plan or an Approved Development Plan under the following conditions: (a) upon the written approval of the Executive Committee at any time during the term of this Agreement; or (b) subject to the provisions of Section 2.10.3, upon the written election of any Member, delivered to the Executive Committee in accordance with Section 2.7 hereof, up to the full amount of Member Loans authorized under Section 2.7 hereof.

                  2.10.2 Terms for Repayment. Unless otherwise approved in writing by the Executive Committee at the time of a Member Loan:

                              2.10.2.1   each  Member  Loan  shall  bear  simple
(noncompounded) interest at the Prime Rate plus 1% per annum;

                              2.10.2.2  each Member Loan shall be repaid  solely
from the Company's Net Cash Flow, prior to any distributions to the Members pursuant to Section 3 or 9.2.3.2 hereof; and

                              2.10.2.3  all  payments  on Member  Loans shall be
applied first to repay interest on all Member Loans, in proportion to the unpaid interest outstanding on all such Member Loans, and then to repay principal on all Member Loans, in proportion to the unpaid principal outstanding on all such Member Loans.

                  2.10.3 Members' Right to Participate. Prior to accepting any Member Loans, the Executive Committee shall provide written notice to each Member of the total amount of the currently proposed Member Loan. Each Member shall have the right to fund a pro rata share of each Member Loan, based on that Member's Percentage Interest in the Company, by tendering its share of the Member Loan to the Company within 15 days following the Executive Committee's notice under this Section 2.10.3.

                  2.10.4 Optional Nature of Member Loans. No Member shall be required to make a Member Loan, unless that Member has agreed in writing to make such Member Loan, and no Member shall have any obligation to repay the Member Loans of the other Member or to make Capital Contributions to the Company to provide it with funds with which to repay Member Loans.

         SECTION 3.  DISTRIBUTIONS

         3.1 Distributions. Except as provided in Section 9 hereof, and subject to the provisions of Section 2.10 hereof, Net Cash Flow shall be distributed to the Members on a quarterly basis in the following order of priority:

                  3.1.1 First, to the Members in a manner which brings their respective Unreturned Capital Contributions into proportion with their Percentage Interests (at the time of such distribution) as quickly as possible; and

                  3.1.2 Second, to the Members in proportion to their Percentage Interests at the time of each such distribution.

         SECTION 4.  TAX ALLOCATIONS

         4.1 General Allocation Rules.

                  4.1.1 General Allocation Rule. For each taxable year of the Company, after the application of Section 4.2 hereof, Profits and/or Losses shall be allocated to the Members in a manner which causes each Member's Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 9.2.3.2 hereof upon a hypothetical liquidation of the Company in accordance with Section 4.1.2 below.

                  4.1.2 Hypothetical Liquidation Defined. In determining the amounts distributable to the Members under Section 9.2.3.2 upon a hypothetical liquidation, it shall be presumed that (a) all of the Company's assets are sold at their respective values reflected on the books of account of the Company, determined in accordance with Code Section 704(b) and Regulations thereunder ("Book Value"), without further adjustment, (b) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt, and (c) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 9.2 hereof.

                  4.1.3 Special Loss Allocation. If the Company incurs Losses at any time when the Members' Adjusted Capital Account Balances have been reduced to or below zero, such Losses shall be allocated to the Members in proportion to their Percentage Interests.

                  4.1.4 Special Profits Allocation. If the Company incurs Profits at any time when the Members' Adjusted Capital Account Balances are less than zero and the hypothetical liquidation described in Section 4.1.2 would not result in any distributions to the Members, Profits shall be allocated to the Members in proportion to their negative Adjusted Capital Account Balances, until such negative balances have been eliminated.

                  4.1.5 Item Allocations. To the extent the Executive Committee, upon consultation with the Company's accountants, determines that allocations of Profits and/or Losses over the term of the Company are not likely to produce the Adjusted Capital Account Balances intended under this Section 4.1, then special allocations of income, gain, loss and/or deduction shall be made as deemed necessary by the Executive Committee to achieve the intended Adjusted Capital Account Balances.

         4.2 Regulatory and Curative  Allocations.  The allocations set forth in
Section 4.1 are intended to comply with the requirements of Regulations Sections 1.704-1(b) and 1.704-2. If the Company incurs "nonrecourse deductions" or "partner nonrecourse deductions," or if there is any change in the Company's "minimum gain" or "partner nonrecourse debt minimum gain," as defined in such Regulations, or if the Executive Committee determines that the foregoing allocations fail for any reason to comply with the Regulations, the allocation of Profits, Losses and items thereof to the Members shall be modified in a reasonable manner deemed necessary or advisable by the Executive Committee to comply with the Regulations; provided that to the extent permitted by the Regulations, all "nonrecourse deductions" shall be allocated to the Members in proportion to their Percentage Interests. In accordance with Code Section 704(c) and the Regulations thereunder, income or gain resulting from the disposition of all or any portion of the Property shall be specially allocated to SunPower, to take into account the excess of the Gross Property Value over the Company's initial tax basis in the Property (the "Built-in-Gain"). For purposes of the immediately preceding sentence, the Built-in-Gain shall be allocated on a proportional basis across the entire Property, in the same ratio in which the Company's initial tax basis is allocated across the Property. As soon as practicable following the execution of this Agreement, SunPower shall provide a written statement to the Company setting forth the Company's initial basis in the Property.

         4.3 Capital Account. A Capital Account shall be maintained for each Member in accordance with the Regulations, under uniform policies and procedures established by the Executive Committee.

         SECTION 5.  MANAGEMENT

         5.1 Management of Company.

                  5.1.1 General. Except as specifically provided in Section 5.8, the right to manage, control and conduct the business and affairs of the Company shall be vested solely in the Executive Committee.

                              5.1.1.1  Executive  Committee.  The Members  shall
establish a committee (the "Executive Committee"), which shall consist of four representatives (individually, a "Representative" and collectively the "Representatives") to act on behalf of the Members on all matters relating to the Company. SunPower shall designate two Representatives (with its initial
Representatives being John W. Graham and James C. Hoselton) and UDC shall designate two Representatives (with its initial Representatives being Robert McLaughlin and Darrell Bolognesi).

Representatives may be changed upon written notice from the Member which appointed the Representative who is being changed to the other Member, provided that all successor Representatives of a Member shall be reasonably acceptable to the other Member. Each of SunPower and UDC may appoint one or more alternates for the Representative(s) appointed by it, which alternate(s) shall be reasonably acceptable to the other Member and shall have all the powers of the initially designated Representative(s) in his (their) absence or inability to serve.

                              5.1.1.2  Meetings.  A  meeting  of  the  Executive
Committee may be called by any Member or its Representatives upon written notice delivered not less than five business days before the meeting, setting forth the time and general purpose of the meeting. Unless the Representatives collectively agree otherwise (which agreement may include an arrangement to hold meetings by telephone conference), all meetings shall be held in the offices of the Company. Representatives may bring to any meeting such employees, agents, professionals and advisors as they deem necessary or appropriate to assist them at such meeting.

                              5.1.1.3 Decisions.  All decisions of the Executive
Committee shall require unanimous agreement of the Representatives, which may be stated in person or given by proxy or pursuant to written agreements signed by the Representatives (with or without holding a meeting). Subject to the provisions of Section 5.8, any Dispute (as defined in Section 5.6) with respect to decisions by the Executive Committee shall be subject to resolution in accordance with Section 5.7.

                              5.1.1.4 Required Effort. The Representatives shall
devote such time to the Company and its business as is appropriate to conduct the business of the Executive Committee in an effective manner, but shall not be required to devote their full time efforts to the Executive Committee or the Company.

                              5.1.1.5 Indemnity; Insurance. The liability of the
Representatives shall be limited, and the Representatives shall be indemnified for their acts to the extent provided in Section 5.10 hereof. Either Member may procure (at its sole expense) errors and omissions insurance coverage for its Representatives, for policy limits and risks reasonably acceptable to such Member.

                  5.1.2 Assignment and Delegation of Duties. The Executive Committee shall apportion responsibility for the management and operation of the Company between the Members on a reasonable basis, such that the responsibilities and duties allocated to the Members are commensurate with their respective ownership interests in the Company. The responsibilities allocated to each Member shall include specific duties, privileges, powers and authority as deemed necessary by the Executive Committee to further the business and operations of the Company.

                  5.1.3 Duties and Authority of Members.

                              5.1.3.1  Right  and  Duty  to  Complete  Allocated
Responsibilities. Subject to the terms of the Approved Master Plans, Approved Development Plans and Approved Budgets, and to any additional limitations that may be imposed from time to time by the Executive Committee, each Member shall have the right and the duty to exert reasonable efforts in a prompt and businesslike manner to do, accomplish and complete, in accordance with this Agreement, all responsibilities and duties allocated to it by the Executive Committee.

                              5.1.3.2 Standard of Performance. Each Member shall
exercise such skill and care in fulfilling its responsibilities and duties as a prudent developer with experience in developing projects like the Project would exercise in dealing with its own property.

                              5.1.3.3 Effort. The Members shall devote such time
to the Company as is appropriate to supervise and complete in an effective manner the tasks and activities assigned to them, but shall not be required to devote their full time efforts to the Company.

                              5.1.3.4  Means  of  Performance.  Each  Member  is
hereby authorized to take all actions reasonably deemed necessary by it to carry out its rights and duties under this Agreement. Subject to the Approved Budget, and to any additional limitations that may be imposed from time to time by the Executive Committee, each Member may engage independent contractors at the expense of the Company to assist such Member in performing its duties under this Agreement and to render services to the Company in connection with the development, operation and marketing of the Project.

                  5.1.4 Signature Power of Members. Either Member, acting alone and without the joinder of the other Member, shall have the power to execute and deliver documents and instruments of every type and nature on behalf of the Company, which shall be binding on the Company; provided, however, that the signature of both Members shall be required for documents evidencing Major Decisions. Any Person dealing with the Company may rely, without further inquiry, on a certificate signed by any Member as to the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Member or which are in any other manner germane to the affairs of the Company. The Members' respective Representatives shall be their designated agents to execute documents on behalf of each such Member and, in addition, each Member may provide to the other Member from time to time written notice of any other agents designated by the Member to execute documents on its behalf.

                  5.1.5 Operation of Golf Course. The Members acknowledge that it is there intent to operate the golf course to be constructed on the Project for so long as the Company's ownership of the golf course (as opposed to ownership by unrelated third parties) is advantageous to the development and disposition of the remainder of the Project or to the overall financial well being of the Company. The Members do not intend for the Company to hold the golf course as a permanent investment or permanent business operation.

         5.2 Master Plan.

                  5.2.1 Submission and Approval. The Members agree that the development of the Property (such development being referred to hereinafter as the "Project") shall be based on an overall plan for development (a "Master Plan") approved from time to time by the Members or the Executive Committee pursuant to this Section 5.2. Any such plan, including modifications thereto, that is approved by the Members of the Executive Committee shall be termed the "Approved Master Plan." The initial Approved Master Plan is attached hereto as Exhibit A. Any Representative may from time to time submit revisions or modifications to the Approved Master Plan then in effect to the Executive Committee for its review and approval in accordance with Section 5.6 hereof; provided that no revisions or modifications shall be implemented unless approved in accordance with Section 5.6 hereof.

                  5.2.2 Delegation of Responsibilities with Respect to Approved Master Plan. To the extent all necessary governmental approvals and actions reasonably required to vest the Company's development rights with respect to the Project have not been completed prior to the formation of the Company, the Executive Committee shall delegate to the Members, in accordance with Section 5.1.2, the responsibility for obtaining such governmental approvals and taking such actions (including, without limitation, the duty to supervise the activities of all engineers, land planners and other professionals that may be required to obtain the foregoing governmental approvals and vested rights).

                  5.2.3 Contents of Master Plan. The Master Plan shall be prepared in accordance with good land planning principles and shall include, without limitation:

                              5.2.3.1 a site plan which  indicates  the  general
size, configuration and proposed classification and zoning of each portion of the Property, and which identifies the general location and extent of (a) open use areas (including parks, lakes, green belts, etc.), (b) common improvements,
(c) recreational amenities (including a golf course), (d) primary streets and utilities, (e) regional drainage facilities, (f) gated entries (if any), (g) major infrastructure improvements, and (h) all portions of the Property (including streets and roadways) anticipated to be conveyed or dedicated to public use;

                              5.2.3.2  a  narrative  description  of the type of
improvements (e.g., single family residences, condominiums, apartments, office buildings, retail space, etc.) to be constructed on the Property, whether by the Company or by purchasers from the Company, and a summary, by major land area, of the anticipated density of development; and

                              5.2.3.3 a description of each phase of development
of the Project, identifying the proposed sequence of development, and setting forth for each phase a tentative schedule (based on events or time or both) and outline for (a) obtaining the necessary zoning for that phase, (b) any engineering or other studies to be conducted in connection with the zoning efforts for that phase, (c) the construction by the Company of any improvements on the Property to be included in that phase, and (d) the operation of the phase by the Company or the sale or disposition of any Property included in that phase.

         5.3 Adoption of Development Plans.

                  5.3.1 Submission and Approval. Prior to any material expenditure of funds for any building phase of the Project, the Representatives shall prepare a plan (a "Development Plan") detailing the scope of the Company's operations and planned development of that phase (including those items described in Section 5.2 hereof) and submit it to the Executive Committee for review and approval in accordance with Section 5.6 hereof. Development Plans shall be prepared from time to time as market conditions permit. Any Representative may from time to time submit revisions or modifications to Development Plans to the Executive Committee for approval in the same manner; provided that no revisions or modifications shall be implemented unless approved in accordance with Section 5.6 hereof. Each Development Plan, including any revisions thereto, which is approved in accordance with Section 5.6 hereof shall be termed an "Approved Development Plan."

                  5.3.2 Delegation of Responsibilities with Respect to Approved Development Plans. Once an Approved Development Plan has been adopted for any phase of the Project, the Representatives shall delegate to the Members, in accordance with Section 5.1.2, the responsibility for implementing such Approved Development Plan. The Members acknowledge that a separate Development Plan shall be required in connection with each phase of the Project and that each Development Plan shall be consistent with the Approved Master Plan then in effect.

                  5.3.3 Marketing Agreement. The Company shall enter into an agreement with UDC at Power Ranch Marketing L.L.C. to provide marketing services with respect to the Project.

         5.4 Contents of Development Plans. Unless otherwise approved by the Executive Committee in accordance with Section 5.6 hereof, each Development Plan shall detail the overall plan for design, development, construction, completion, financing, operation and sale of the relevant phase or aspect of the Project covered by the Development Plan, and shall include, but not be limited to:

                  5.4.1 a proposed plat and preliminary site plans for the phase of the Project to be developed which are designed to comply with the requirements of all governmental authorities with jurisdiction over the Project;

                  5.4.2 a general description of the type of improvements to be constructed as part of that phase of the Project and any covenants, conditions and restrictions proposed by the Company to be applied to that phase;

                  5.4.3 plans to obtain any necessary zoning or variances to develop that phase of the Project, including projected obligations associated therewith;

                  5.4.4 operating plans for any ongoing businesses to be operated by the Company as part of that phase of the Project (such as retail centers, a golf course, etc.);

                  5.4.5 plans for any feasibility, environmental impact or similar types of studies deemed necessary or advisable for that phase of the Project;

                  5.4.6 a projected schedule for the development and disposition of that phase of the Project including, but not limited to, a projected schedule and plans for construction of all streets, utilities and other improvements contemplated by the proposed plat for such phase of the Project (with each projected schedule under this Section 5.4.6 to be based on events or time or both);

                  5.4.7 construction plans for that phase of the Project, including details of specific work to be undertaken and in the case of single and multiple family homes, plans and specifications for such homes;

                  5.4.8 plans for water availability, procurement and usage;

                  5.4.9 to the extent a phase calls for the development and disposition (as opposed to operation) of any portion of the Project, plans to market such phase of the Project, including the target sales prices for each parcel and improvement in such phase, and a projected schedule (based on events or time or both) to complete the sale of all portions of the Project included in such phase, and a general description of the marketing of each different type of property included in such phase;

                  5.4.10 a general description of any ancillary activities relating to the sales and marketing of the phase of the Project, including anticipated use of outside brokers, location of sales offices, use of model homes, provision of financing to buyers, etc.; and

                  5.4.11 other items or matters that may be appropriate  for the
particular   phase,   including   other  items   reasonably   requested  by  the
Representatives to facilitate the Executive Committee's review for approval.

         5.5 Approval of Budgets.

                  5.5.1 Types of Budgets. From time to time during the development of the Project, the Representatives shall prepare and present for the approval of the Executive Committee in accordance with Section 5.6 the following budgets (each, a "Budget"): (a) a separate, general budget for each phase of the Project covered by an Approved Development Plan, setting forth in general terms the budget needs for such phase over its anticipated development term, (b) a separate annual budget for each phase of the Project currently in operation or development under an Approved Development Plan, setting forth in specific terms and specific detail all costs expected to be incurred under the relevant Approved Development Plan, and (c) a separate annual operating budget for the Company, setting forth in detail all anticipated Company expenses which are not addressed in other more specific budgets. Any Representative may from time to time submit revisions or modifications to Budgets to the Executive Committee for approval; provided that no revisions or modifications shall be implemented unless approved in accordance with Section 5.6 hereof.

                  5.5.2 Annual Operating Budgets. Not later than 90 days following the execution of this Agreement, the Executive Committee shall approve, in accordance with the provisions of Section 5.6, an initial annual operating budget for the 1998 calendar year (the "Initial

Operating Budget"). The Representatives shall present a revised annual operating budget for approval by the Executive Committee not later than November 1 of each year preceding the year covered by the proposed budget, and the Executive Committee shall approve the annual operating budget by December 1 of each year in accordance with the provisions of Section 5.6.

                  5.5.3 Limitation on Expenditures; Use of Reserves. Budgets shall include a reasonable contingency reserve for unanticipated costs associated with the matters covered thereby. Specific expenditures to develop and operate the Project may be made only pursuant to an Approved Budget; provided that the Members shall have discretion to use contingency reserves included in any Approved Budget in any reasonable manner and shall be permitted to make reasonable adjustments between line items reflected on an Approved Budget if the expenses intended to be paid pursuant to the line item from which funds are transferred are in fact incurred and paid (at a total cost less than budgeted) and the items on which the transferred funds are expended were included among the items set forth in the Approved Budget (and were incurred at a cost greater than budgeted). Notwithstanding the foregoing, any increase in excess of 25% in any individual line item in an Approved Budget that exceeds $25,000 shall require the approval of the Executive Committee.

                  5.5.4 Definitions Relating to Budgets. The Initial Operating Budget and each other Budget, including any revisions thereto, which is approved in accordance with Section 5.6 hereof, shall be termed an "Approved Budget." All expense items identified in the Company's Approved Budgets from time to time shall constitute "Approved Expenses" of the Company.

         5.6 Mechanism for Obtaining Consents. The Representatives may propose approval of a Master Plan, Development Plans, Budgets and amendments thereto by the Executive Committee by giving notice thereof to each Representative (which notice may include alternative recommendations or proposals by the Representatives). The Representatives shall cooperate in good faith to reach unanimous agreement on all matters submitted for the approval of the Executive Committee (including, without limitation, the matters set forth in Section 5.8 hereof, any Budgets, Master Plans, Development Plans and modifications thereto proposed by a Representative and any other matters proposed by the Representatives) within 30 days of their submission to the Executive Committee. If agreement by a unanimous vote of the Representatives cannot be achieved with respect to a particular issue (the absence of agreement on that issue being referred to herein as a "Dispute") within such 30-day period, the parties wish to provide for an efficient and prompt resolution thereof through the dispute resolution mechanism of Section 5.7, rather than through litigation. Accordingly, the Members hereby waive their rights to institute litigation with respect to any Dispute arising under this Agreement, and consent instead to be bound by the results of the dispute resolution mechanism of Section 5.7. Notwithstanding the foregoing, disagreements with respect to matters described in Section 5.8 shall not be "Disputes" nor be subject to resolution pursuant to
Section 5.7, provided that a disagreement regarding whether any act is outside the scope of the Company's Permitted Activities shall constitute a Dispute and shall be subject to resolution pursuant to Section 5.7.

         5.7      Dispute Resolution.

                  5.7.1 Initial Designation of Arbitrators. The Company shall maintain a list of five or more individuals whom the Members have mutually agreed are qualified to serve as arbitrators to resolve Disputes. The initial arbitrator list shall be agreed upon by the Members and attached to this Agreement not later than January 15,1998.

                  5.7.2 Disclosure of Business Relationships; Replacement of Arbitrator. The Members shall disclose to each other in writing all material business relationships they have had in the past five years with any arbitrator before an arbitrator is added to the arbitrator list. The Members shall also disclose to each other in writing all material business relationships they develop with an arbitrator once the arbitrator has been added to the arbitrator list. An individual shall remain on the arbitrator list until removed by the mutual consent of the Members; provided that if any Person designated on the arbitrator list dies, refuses to serve or for any other reason is unable to serve, the Members shall designate an additional Person to fill the vacancy on the arbitrator list. An individual shall be added to the arbitrator list only upon the unanimous consent of the Members; provided that if a vacancy on the arbitrator list is not filled within 30 days of the event that caused such vacancy, the remaining Persons on the arbitrator list shall promptly choose a new arbitrator to fill the vacancy.

                  5.7.3 Dispute Notice. If both Representatives of a Member believe that a Dispute exists, the Member shall notify the other Member thereof, which notice (a "Dispute Notice") shall identify the Dispute and set forth briefly the notifying Member's position with respect to the Dispute. As promptly as practicable, and in any event within one week of the giving of the Dispute Notice, the Members shall meet in an attempt to resolve the Dispute. If the Dispute cannot be resolved at that meeting, either Member may institute the arbitration process on the terms set forth in Section 5.7.4.

                  5.7.4 Arbitration. The arbitration process shall be conducted by an arbitrator selected by random means from the arbitrator list described above. In general, the arbitrator shall follow the rules of the American Arbitration Association, but shall have discretion to vary from those guidelines in light of the nature or circumstances of any particular Dispute. In all events, unless waived by the Members, the arbitrator will conduct an arbitration hearing at which the Members and their counsel shall be present and have the opportunity to present evidence and examine the evidence presented by the other Member. The proceedings at the arbitration hearing shall, unless waived by the Members, be conducted under oath and before a court reporter. Upon the conclusion of the arbitration hearing, the arbitrator shall and must select the position offered by one of the Members with respect to each individual Dispute (i.e., each issue presented for resolution), without variation. The parties shall cooperate in good faith to permit a conclusion of the arbitration hearing within 90 days following the meeting described in Section 5.7.3, and shall endeavor to submit a joint statement setting forth each Dispute to be resolved, including a summary of each Member's position on each Dispute. The decision of the arbitrator with respect to any Dispute shall be final and binding on the Members and shall be treated as an approval of the matter subject to the Dispute by the Members pursuant to Section 5.6.

                  5.7.5 Standards of Conduct. The Members agree that with respect to all aspects of the dispute resolution process contained herein they will conduct themselves in a manner intended to assure the integrity and fairness of that process. To that end, if a Dispute is submitted to arbitration, the Members agree that they will not contact or communicate with the arbitrator with respect to any Dispute either ex parte or outside of the contacts and communications contemplated by this Section 5.7, and the Members further agree that they will cooperate in good faith in the production of documentary and testimonial evidence in a prompt and efficient manner to permit the review and evaluation thereof by the other Member.

                  5.7.6 Costs. The cost of resolving any Dispute by arbitration shall be borne by the Company (and shall be treated as an Approved Expense for all purposes of this Agreement).

         5.8 Major Decisions. Notwithstanding any provision of this Agreement to the contrary, the following matters (each, a "Major Decision") shall require the consent of both Members, which may be withheld in the sole and absolute discretion of each Member (and which shall not be subject to resolution pursuant to Section 5.7 hereof):

                  5.8.1 Any amendment to this Agreement;

                  5.8.2 An act which is outside the scope of the Company's Permitted Activities;

                  5.8.3 The dissolution of the Company pursuant to Section 9.1 hereof;

                  5.8.4 Admission of any new Member to the Company;

                  5.8.5 Filing, consenting to or acquiescing in any act or event that would constitute an event of bankruptcy with respect to the Company;

                  5.8.6 Acquiring by lease, purchase or otherwise additional real property;

                  5.8.7 Any call for Member Loans in excess of the aggregate cap on Member Loans set forth in Section 2.7;

                  5.8.8  Incurring  any  material  cost or  expense  that is not
authorized  in  an  Approved   Budget  or  undertaking   any  activity  that  is
inconsistent with the Approved Master Plan or an Approved Development Plan;

                  5.8.9 Determining the amount of reserves to be maintained by the Company;

                  5.8.10 Borrowing or incurring an obligation for borrowed funds in any amount, unless such borrowing is specifically contemplated in an Approved Budget or is accomplished pursuant to a Member Loan as provided in Section 2.10 hereof;

                  5.8.11 Entering into or making bulk sales or long term leases of substantial portions of the Property; or

                  5.8.12  Entering  into  any  contract  or  arrangement   which
requires any payments to any Affiliate of a Member, except as expressly authorized by this Agreement.

         5.9 Special Considerations for Master Plan, Development Plans and Other Matters. The provisions of this Section 5.9 are intended to serve as guidelines to the Executive Committee in attempting to agree on the Approved Master Plan, the Approved Development Plans, and the Approved Budgets and other matters contemplated by this Agreement (and to serve as a basis or standard to be applied by an arbitrator pursuant to Section 5.7 hereof, if necessary).

                  5.9.1 Agreement to Optimize Returns. It is the intent of the Company to develop the Project as soon as market and other circumstances reasonably permit. The Master Plan and each Development Plan shall be prepared in a manner which optimizes the Members' returns from the Project over its contemplated development cycle, consistent with good land planning principles, prudent business practices and market conditions.

                  5.9.2 Effect on Residual Property. Each Development Plan shall allow any portions of the Property that are not subject to Approved Development Plans to be developed and marketed by the Company in an orderly manner, independent of any portions of the Property that are subject to Approved Development Plans.

                  5.9.3 Consideration of Parties' Varying Interests. The Master Plan, each Development Plan and each Budget shall take into consideration all of the facts relating to the Members and the Property, including the Members' respective capital investments and interests in the Company, the economic sharing arrangements contemplated by this Agreement and the need for development and use of the Property in an orderly manner that protects the interests of all Members.

         5.10 Limitations on Liability; Indemnity. No Member, its Representatives or its or their Affiliates (an "Actor") shall be liable to the Company or the other Members for actions taken in good faith by the Actor in connection with the Company or its business; provided that the Actor shall in all instances remain liable for acts in breach of this Agreement or which constitute bad faith, fraud, willful misconduct or gross negligence (except to the extent the Company is compensated for the same by insurance coverage maintained in accordance with this Agreement). The Company, its receiver or trustee shall indemnify, defend and hold harmless each Actor, to the extent of the Company's assets (without any obligation of any Member to make contributions to the Company to fulfill such indemnity), from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Actor in connection with the business of the Company, including without limitation attorneys' fees and costs incurred by the Actor in the settlement or defense of such claim; provided that no Actor shall be indemnified for claims based upon acts performed or omitted in breach of this Agreement or which constitute bad faith, fraud, willful misconduct or gross negligence.

         5.11 Compensation and Expenses of the Members. The Members shall be entitled to reimbursement from the Company for costs incurred by them and their Representatives in connection with the performance of their respective duties hereunder in the manner and to the extent set forth on Exhibit C. The reimbursements set forth on Exhibit C are intended to fully compensate each Member for any direct expenses incurred by the Members or the Representatives for legal, accounting, auditing and other services provided for the benefit of the Company (whether rendered by Affiliates of a Member or Representative or otherwise) and for any facilities (such as office space) and supplies provided to the Company and, except as set forth on Exhibit C the Members, their Affiliates and their Representatives shall not receive any reimbursement for the foregoing items or matters, nor shall they receive any fees or other compensation from the Company, unless unanimously agreed from time to time by the Members.

         5.12 [Intentionally deleted].

         5.13 Disagreement on Major Decision. This Section 5.13 sets forth a procedure pursuant to which either Member may cause a sale of the Project on the terms and subject to the conditions set forth herein.

                  5.13.1 Offering Notice. If a Member gives written notice to the other Member that it believes an irreconcilable disagreement exists with respect to a Major Decision, and if such disagreement is not resolved within 10 days following delivery of such notice, then at any time after such 10-day period and until such disagreement is resolved by the Members, either Member (an "Initiating Member") may provide written notice (the "Offering Notice") to the other Member (the "Responding Member") setting forth in reasonable detail the terms and conditions upon which the Initiating Member desires to sell the Project. The date on which the Responding Member receives the Offering Notice is referred to hereinafter as the "Option Notice Date." The Offering Notice shall include the following:

                              5.13.1.1 a stated  purchase  price (which is fixed
in amount and not subject to adjustment for any contingencies or other events) for the Project (the "Offered Price");

                              5.13.1.2  the terms  for  payment  of the  Offered
Price (which shall be payable solely in U.S. currency, rather than in property of any other kind or nature), which shall specify any amount payable in cash or by certified funds at closing as well as the portion, if any, of the purchase price to be deferred and evidenced by one or more promissory notes;

                              5.13.1.3  the  terms  of  any   promissory   notes
(including a stated rate of interest and a fixed payment schedule) and security instruments (including provisions for releases of portions of the Project from the lien of such security instruments) to evidence and secure any portion of the Offered Price which is not payable at closing;

                              5.13.1.4 the Age Restrictions described in Section
5.15; and

                              5.13.1.5  such  other   material   terms  for  the
purchase deemed relevant by the Initiating Member.

                  5.13.2 Election to Purchase. Within 45 days following the Offering Notice Date, the Responding Member shall give written notice (a "Reply") to the Initiating Member stating whether the Responding Member desires to purchase the Initiating Member's entire interest in the Company (the "Available Interest"). Failure to provide a Reply within the 45 day period shall be deemed an election not to purchase the Available Interest. The date, if any, on which the

Responding Member elects (or, as a result of failing to deliver a timely Reply, is deemed to have elected) not to purchase the Available Interest is referred to hereinafter as the "Rejection Date." The date, if any, on which the Responding Member elects to purchase the Available Interest is referred to hereinafter as the "Reply Date."

                  5.13.3 Terms of Purchase. If the Responding Member gives a Reply within the prescribed 45 day period under Section 5.13.2, stating that it intends to purchase the Available Interest, the Responding Member may purchase the Available Interest on the following terms and conditions:

                              5.13.3.1 Time for Performance. The purchase of the
Available Interest must close on or before the date which is 60 days after the Reply Date. If the Responding Member fails to close on the purchase within the prescribed 60 day period: (a) the Initiating Member's sole recourse and remedy shall be the right to solicit and accept on behalf of the Company offers to purchase the Project in accordance with Section 5.13.4, and (b) the date on which the prescribed 60 day period expires shall be referred to as the "Expiration Date."

                              5.13.3.2   Closing   Procedure.   Closing  of  the
transfer of the Available Interest pursuant to this Section 5.13 shall take place within 60 days of the Reply Date, at the offices of the Company, and on the specific date selected by the Responding Member. The Company shall not make any distributions of Net Cash Flow for the period between the Option Notice Date and the Rejection Date, the date on which the transfer of the Available Interest is completed, or the Expiration Date, whichever is applicable. At the closing, the Responding Member shall pay to the Initiating Member, in immediately available funds, the portion of the purchase price for the Available Interest that is payable at closing pursuant to the terms of the Offering Notice, and the parties shall execute and deliver all documents and instruments required under the terms of the Offering Notice.

                              5.13.3.3   Price.   The  purchase  price  for  the
Available Interest shall equal the total amount of payments and distributions that the Initiating Member would receive pursuant to Section 9.2.3, if the Company's assets were sold for cash at the sum of the Offered Price and the book value of any Company asset not included in the Project (such as cash, receivables, etc.), the Company immediately dissolved, and its assets were applied and distributed (without retention of any reserves) in liquidation pursuant to the provisions of Section 9.2.3.

                              5.13.3.4 Terms of Payment.  The purchase price for
the Available Interest shall be paid in accordance with the terms of the Offering Notice, against delivery by the Initiating Member of instruments of assignment sufficient to transfer the Available Interest to the Responding Member, free and clear of any liabilities, liens, claims or encumbrances of any nature. If, at the Closing, the Initiating Member's interest in the Company is subject to any liability, lien, claim or encumbrance, the Responding Member may elect (a) to cause the purchase price (or a portion thereof) to be applied to discharge such liability, lien, claim or encumbrance, (b) to take such interest subject to such liability, lien, claim or encumbrance and to reduce the purchase price otherwise payable to the Initiating Member by the amount of such liability, lien, claim or encumbrance, or (c) if the liability, lien, claim or encumbrance was created without the consent of the Responding Member, to terminate the proceedings under this Section 5.13.3 because of the existence of such liability, lien, claim or encumbrance. Any portion of the purchase price which is not payable at closing shall be evidenced by a promissory note and shall be secured solely by a first-lien collateral assignment of the Available Interest. The payment schedule under the promissory note shall be consistent in time and amount with the payments required under the terms of the Offering Notice, except the amount of required principal payments shall equal the amounts specified in the Offering Notice multiplied by a fraction, the numerator of which is the purchase price for the Available Interest and the denominator of which is the Offered Price. Acceleration of payments under the promissory note shall be required upon the sale of portions of the Project by the Company, determined in a manner consistent with the terms of any release prices established under the security instruments described in the Offering Notice. The promissory note and pledge of the Available Interest shall be in customary commercial form reasonably acceptable to the Initiating Member.

                  5.13.4 Failure to Purchase. If the Responding Member elects not to purchase the Available Interest (or is deemed to have so elected by failing to deliver a timely Reply), or if the Responding Member delivers a Reply but thereafter fails to complete the purchase of the Available Interest within the prescribed 60 day period, the Initiating Member shall be permitted (a) for a period of 180 days following the Rejection Date or Expiration Date, as applicable (such period being referred to hereinafter as the "Opportunity Period"), to solicit and accept on behalf of the Company offers to purchase the Project on terms none of which are less favorable to the Company than those set forth in the Offering Notice, and (b) to close the sale of the Project pursuant to any offer accepted in accordance with clause (a) immediately above, but only if the closing occurs within 60 days after such offer was accepted. If an offer to purchase the Project is not accepted within the foregoing 180 day period, of if an offer is accepted but fails to close within the foregoing 60 day period, then at any time following the expiration of the relevant period, any Member may again invoke the provisions of this Section 5.13 if the Project has not been sold by the Company and the Dispute with respect to a Major Decision still has not been resolved; provided that each Member shall have the right to invoke the provisions of this Section 5.13 only two times.

                  5.13.5 Treatment of Certain Nonconforming Offers. If, during the Opportunity Period, the Company receives an offer (a "Nonconforming Offer") to purchase the Project and if any term of such offer is less favorable to the Company than any term of the Offering Notice:

                              5.13.5.1 A copy of the  Nonconforming  Offer shall
be provided to each Member, and within 10 days following the receipt thereof (the "Refusal Date"), each Member shall give written notice to the other Member stating whether such Member desires the Company to accept the Nonconforming Offer. If the Nonconforming Offer is unanimously approved by the Members on or before the Refusal Date, the Company shall sell the Project on the terms and conditions set forth in the Nonconforming Offer.

                              5.13.5.2  If  the   Nonconforming   Offer  is  not
unanimously approved by the Members on or before the Refusal Date, any Member (a "Willing Member") who gave written notice of its desire for the Company to accept the Nonconforming Offer may submit the Nonconforming Offer as an Offering Notice to the other Member, in which case, the Nonconforming Offer shall be treated for all purposes of this Agreement as a new Offering Notice to which all provisions of this Section 5.13 shall apply.

                  5.13.6 Use of Nominee. At the election of the Responding Member, the purchase of all or part of the Available Interest pursuant to this
Section 5.13 may be completed by a nominee of the Responding Member; provided that the Responding Member shall remain liable for all obligations to be performed by the nominee as purchaser of the Available Interest under this
Section 5.13.

                  5.13.7 Operations of Company Pending Purchase of Interests. During the pendency of any proceedings under Section 5.13, the Company shall continue its operations in the ordinary course of business in accordance with the terms and conditions of this Agreement.

         5.14 Buy/Sell Procedure.

                  5.14.1 Purpose. This Section 5.14 sets forth a procedure pursuant to which either Member (each, an "Eligible Member") may cause a purchase and sale of interests in the Company between the Eligible Member and the other Member.

                  5.14.2 Appraisal; Offer to Sell or Purchase. Subject to the provisions of Section 5.14.12, within 30 days following the conclusion of an Opportunity Period during which the Project is not sold as provided in Section 5.13.4, either Member may cause the Company to engage a nationally-recognized business appraisal firm to determine the value of the business of the Company as a going concern (the "Appraised Value") and the liquidation value of the Company (the "Liquidation Value"). The appraiser shall be chosen by the Member commissioning the appraisal, subject to the consent of the other Member which consent shall not be unreasonably withheld. In no event shall the appraiser be an Affiliate of either Member or have provided services to either Member, directly or indirectly, within the 12-month period prior to its engagement. The cost of the appraisal shall be borne by the Company. The Member commissioning the appraisal shall so notify the other Member, and both Members shall have the right to participate in the appraisal process by providing the appraiser with such information as the Members deem relevant, provided that all communications with the appraiser shall involve both Members and no Member will contact or communicate with the appraiser ex parte. In all events the appraiser shall be instructed to take into account the efforts made to sell the Project during the Opportunity Period. The appraiser shall render its report to the Company within 30 days of its engagement or such longer period as the appraiser shall reasonably require. Within 30 days after the appraisal has been delivered to the Company, either Member (the "Offeror") may make to the other Member (the "Offeree") an offer to sell the Offeror's entire interest in the Company to the Offeree for the Purchase Price determined in accordance with Section 5.14.6 below, which shall be coupled with an offer to purchase the Offeree's entire interest in the Company for the Purchase Price determined pursuant to Section
5.14.6 below. The offer described in this Section 5.14.2 is referred to hereinafter as an "Offer to Sell or Purchase." Once given, the Offer to Sell or Purchase may not be revoked or altered by the Offeror. The terms and conditions for the purchase and sale by the Offeror and the Offeree (other than the Purchase Price, which shall be determined under Section 5.14.6) shall be identical irrespective of which Member is the purchaser pursuant to this Section
5.14.2. The institution of the appraisal process shall not obligate the initiating Member to become an Offeror pursuant to this Section 5.14.

                  5.14.3 Contents of Offer to Sell or Purchase. The Offer to Sell or Purchase shall include the following:

                              5.14.3.1  a Stated  Value (as  defined  in Section
5.14.6 below) which forms the basis of the Purchase Price for the Member's interest in the Company;

                              5.14.3.2  the terms for  payment  of the  Purchase
Price for the Member's interest in the Company (which shall be payable solely in U.S. currency, rather than in property of any other kind or nature), which shall specify any amount payable in cash or by certified funds at closing as well as the portion, if any, of the Purchase Price to be deferred and evidenced by one or more promissory notes;

                              5.14.3.3   forms  of  promissory   notes  and  any
security instruments to evidence and secure any portion of the Purchase Price for the Member's interest in the Company which is not payable upon Closing;

                              5.14.3.4 the Age Restrictions described in Section
5.15;

                              5.14.3.5  forms of  instruments  which  impose any
operating restrictions and covenants that will apply to the Company until the Purchase Price for the Member's interest in the Company is paid in full;

                              5.14.3.6  forms of any  releases,  indemnities  or
similar agreements to be delivered by the Members at Closing;

                              5.14.3.7  forms of  instruments  pursuant to which
the interest in the Company will be conveyed or assigned; and

                              5.14.3.8  such all  other  material  terms for the
purchase and sale of interests in the Company deemed relevant by the Offeror.

Each of the instruments and documents referred to above shall be in commercially reasonable form and shall be prepared in good faith by the Offeror. Notwithstanding the terms set forth in the Offer to Sell or Purchase, the selling Member shall be obligated to convey its interest in the Company to the purchasing Member free and clear of any liabilities, liens, claims or encumbrances, other than any liabilities, liens, claims or encumbrances taken subject to or being assumed by the purchasing Member as outlined in Section 5.14.10.

                  5.14.4 Response. The Offeree shall elect in writing, within 30 days of its receipt of the Offer to Sell or Purchase, either:

                              5.14.4.1  to  sell  its  entire  interest  in  the
Company to the Offeror in accordance with the terms of the Offer to Sell or Purchase; or

                              5.14.4.2 to  purchase  from the Offeror its entire
interest in the Company in accordance with the terms of the Offer to Sell or Purchase.

The Offeree's election pursuant to this Section 5.14.4 is referred to hereinafter as the "Response." If the Offeree fails to issue the Response within the required 30 day period, the Offeree shall be deemed to have given the Response on the last day of such period, electing to sell its entire interest in the Company to the Offeror. The date on which the Response is actually given (or deemed to have been given, if the Offeree fails to give a timely Response) is referred to hereinafter as the "Response Date."

                  5.14.5 Effect of Response. If the Offeree makes (or, by failing to issue a Response, is deemed to have made) the election described in
Section 5.14.4.1, the Offeror shall be obligated to purchase the Offeree's entire interest in the Company (and the Offeree shall be obligated to sell such interest) on the terms and conditions set forth in the Offer to Sell or Purchase, for the Purchase Price determined pursuant to Section 5.14.6 hereof. If the Offeree makes the election described in Section 5.14.4.2, the Offeree shall be obligated to purchase the Offeror's entire interest in the Company (and the Offeror shall be obligated to sell such interest) on the terms and conditions set forth in the Offer to Sell or Purchase, for the Purchase Price determined pursuant to Section 5.14.6 hereof.

                  5.14.6 Purchase Price. The purchase price for a Member's interest in the Company pursuant to this Section 5.14 (the "Purchase Price") shall equal the total amount of payments and distributions that such Member would receive pursuant to Section 9.2.3, if the Company was sold for cash at the Stated Value, the Company immediately dissolved, and its assets were applied and distributed (without retention of any reserves) in liquidation pursuant to the provisions of Section 9.2.3. As used herein, the term "Stated Value" means a value of the Company determined by the Offeror in its discretion which shall not be less than the greater of the Appraised Value or the Liquidation Value of the Company.

                  5.14.7 Closing. Closing of the transfer of the Member's interest in the Company pursuant to this Section 5.14 ("Closing") shall take place within 30 days of the Response Date, at the offices of the Company, and on the specific date selected by the purchasing Member. As long as the Offer to Sell or Purchase is outstanding, the Company shall not make any distributions of Net Cash Flow.

                  5.14.8 Closing Procedure. At Closing, the purchasing Member shall pay to the selling Member, in immediately available funds, the portion of the Purchase Price payable at Closing pursuant to the terms of the Offer to Sell or Purchase, and the parties shall execute and deliver all documents and instruments required under the terms of the Offer to Sell or Purchase.

                  5.14.9 [Intentionally omitted]

                  5.14.10 Closing Adjustments. If, at the Closing, a selling Member's interest in the Company is subject to any liability, lien, claim or encumbrance, the purchasing Member may elect (a) to cause the Purchase Price (or a portion thereof) to be applied to discharge such liability, lien, claim or encumbrance, (b) to take such interest subject to such liability, lien, claim or encumbrance and to reduce the Purchase Price otherwise payable to the selling Member by the amount of such liability, lien, claim or encumbrance, or (c) if the liability, lien, claim or encumbrance was created without the consent of the purchasing Member, to terminate the buy-sell proceedings under this Section 5.14 because of the existence of such liability, lien, claim or encumbrance.

                  5.14.11 Failure to Close. If the Member which is obligated to purchase the interest of the other Member pursuant to the terms of this Section
5.14 fails for any reason (other than as set forth in Section 5.14.10(c) above) to close such purchase (such Member being referred to hereinafter as the "Disqualified Member"), the Disqualified Member shall be liable to the other Member for all costs (including, without limitation, attorneys' and accountants' fees), incurred by it in connection with the proceedings under this Section
5.14. In addition: (a) the Disqualified Member shall not be permitted to become an Offeror under this Section 5.14 at any time following its failure to close, and (b) the Eligible Member which is not the Disqualified Member shall have an additional 30 days following the last day on which the Disqualified Member could have closed the purchase under this Section 5.14 within which to purchase the Disqualified Member's interest in the Company, on the terms and conditions set forth in Section 8.5.4 through 8.5.9, except that the Purchase Price payable to the Disqualified Member shall be 85% of the Purchase Price the Disqualified Member would have been entitled to under Section 5.14.6.

                  5.14.12 Limitation on Right to Implement Buy/Sell Proceeding. Notwithstanding any other provision of this Agreement, neither Member may invoke the buy/sell procedure set forth in this Section 5.14 until the earlier of: (i) three years after the date the first actual model home relating to the Project is open for public view, or (ii) four years after the date of this Agreement.

                  5.14.13 Use of Nominee. At the election of the purchasing Member, the purchase of the selling Member's interest in the Company pursuant to this Section 5.14 may be completed by a nominee of the purchasing Member; provided that the purchasing Member shall remain liable for all obligations to be performed by the nominee under this Section 5.14.

         5.15 Age Restrictions. If the Project has not been subjected to Age Restrictions (as hereinafter defined) at any time that either Member acquires the other Member's interest in the Company pursuant to the provisions of Section 5.13, Section 5.14 or Section 8.5 or if the Project is sold pursuant to Section 5.13, then on or before the closing of the transfer of the interest (or the Project, as applicable), the acquiring Member shall cause Age Restrictions to be recorded against the Property. As used in this Section, the term "Age Restrictions" shall mean a recorded declaration of covenants, conditions and restrictions (i) which subjects the Property to age restrictions qualifying for the "55 or older" exemption of the Fair Housing Act, 42 U.S.C. ss. 3607(b)(2)(C) and applicable rules, regulations and policies promulgated thereunder, (ii) the form of which has been approved by the non-acquiring Member, which approval shall not be unreasonably withheld, (iii) which provides that it may be enforced by and benefits any person or entity (each such person or entity being hereinafter referred to as a "North Property Developer") owning or developing all or part of the approximately 1,000 acres of real property located immediately north of the Property (as described in that certain Third Amended and Restated Trust Agreement, United Title Agency of Arizona, Inc., Trust No. 1248, dated as of June 28, 1996, among United Title Agency of Arizona, Inc., as Trustee, Power Enterprises, an Arizona general partnership, as First Beneficiary, and Power North L.L.C., as Second Beneficiary), and (iv) which provides that it may not be terminated, supplemented or modified without the prior written consent of each North Property Developer, which consent shall not be unreasonably withheld.

         5.16 Restrictive Covenants. SunPower agrees that (a) it will not develop or apply for any governmental approval required for the development of an age-restricted community on any portion of the real property depicted on Exhibit A, other than the Property (the "Retained SunPower Land"), for so long as the Company is actively developing an age-restricted community on the Property, and (b) it will not make any material change to the development plan for the Retained SunPower Land, as set forth on Exhibit A, without the prior written consent of UDC. The foregoing covenants and restrictions in clause (a) and clause (b) above shall expire upon the first to occur of (i) 15 years after the date of this Agreement, or (ii) sale of 90% of the approved residential units within the Property. SunPower also will cause Power North L.L.C. ("Power North"), an Arizona limited liability company that is an Affiliate of SunPower, to comply with the restrictions in clause (a) (but not clause (b)) above on the same basis as SunPower with respect to the real property depicted on Exhibit B (the "Power North Land"). On or before January 15, 1998, SunPower shall record instruments in a form satisfactory to SunPower and UDC subjecting the SunPower Retained Land and the Power North Land to the covenant set forth in clause (a) above (and prior to such recordation SunPower shall obtain the necessary signatures thereon by the owner of such Land and any lender holding a lien on such Land). Upon any sale of all or any portion of the SunPower Retained Land (other than to the end user of a residential lot), SunPower shall notify the purchaser of the covenant set forth in clause (b) above and shall cause such covenant (and the indemnity obligation set forth below) to be assumed in writing by the purchaser (which assumption shall include a covenant by the purchaser to cause subsequent purchasers to assume the covenant set forth in clause (b) on the same basis as the purchaser). For purposes of Section 5.16(b), the word "material" shall mean only those changes which reasonably could be expected to have a material negative financial impact on the Company's development and marketing of the Property. If any disagreement with respect to any matter set forth in this Section 5.16 (including, without limitation, whether a proposed change to the development plan for the Retained SunPower Land is material) has not been resolved within 30 days following a written request for approval of such matter by the Members whose consent is required hereunder, such matter shall be a Dispute that is subject to resolution in the same manner as provided in Section 5.7 hereof. SunPower shall indemnify, defend and hold harmless the Company from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Company as a result of SunPower's breach of any obligation under this Section 5.16.

         SECTION 6.  BOOKS AND RECORDS

         6.1 Books and Records. UDC shall keep adequate books and records at the Company's place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. The costs and expenses (including employee costs) incurred by UDC in maintaining such books and records shall be paid or reimbursed to it by the Company to the extent provided in Section 5.11. Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect, copy and audit the contents of such books or records. Unless the Executive Committee determines otherwise, the Company's financial books and records shall be audited annually at the expense of the Company, by a firm of independent certified accountants selected by the Executive Committee, and the costs of the audit shall be treated as an Approved Expense for purposes of this Agreement.

         6.2 Reports. Within 45 days following the end of each calendar quarter, UDC shall furnish each Member with: (a) cash basis financial statements consisting of a balance sheet and income statement for the quarter then ended, and, in the case of the report for the last quarter of each year, the same financial statements for the year then ended; and (b) a project status report. UDC shall also provide monthly statements to the Members comparing actual Company expenses with those projected on the then current Approved Budget.

         6.3 Tax Matters. UDC shall cause necessary tax information to be delivered to each Member as soon as reasonably practicable after the end of each fiscal year of the Company. UDC shall be the "Tax Matters Partner" pursuant to the Code and shall coordinate with the Company's accountants the preparation of tax information and tax returns relating to the Company, subject to the approval of the Executive Committee.

         6.4 Bank Accounts. UDC shall open and maintain in the Company's name one or more bank accounts, into which shall be deposited all Company funds and only Company funds. The funds in the Company's bank accounts may be withdrawn solely to pay Approved Expenses and those other expenses for which Member Loans may be funded pursuant to Section 2.10.1 hereof. Withdrawals from any Company bank account may be made by checks or other withdrawal forms signed by UDC.

         SECTION 7.  AMENDMENTS

         7.1 Amendments. This Agreement may not be amended, except by a written instrument signed by the Members.

         SECTION 8.  TRANSFER OF COMPANY INTERESTS; NEW MEMBERS

         8.1 General. No Member shall sell, assign, pledge, hypothecate, encumber or otherwise voluntarily transfer by any means whatever ("Transfer") all or any portion of its interest in the Company (or permit any Person directly or indirectly holding any interest in such Member directly or indirectly to Transfer any part of such interest), except for Transfers (a) approved in writing by all Members, or (b) permitted under Section 8.2 hereof. A transferee of a Member's interest in the Company will be admitted as a Substituted Member only pursuant to Section 8.4 hereof. Any purported Transfer which does not comply with the provisions of this Section 8 shall be void and of no force or effect.

         8.2 Permitted Transfers. Notwithstanding Section 8.1 hereof, a Member may permit direct and indirect Transfers of interests in such Member so long as such Transfers do not result in a Change in Control of such Member.

         8.3 Assignee of Member's Interest. If, pursuant to a Transfer of an interest in the Company by operation of law and without violation of Section 8.1 hereof (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to
Section 8.4 hereof, then, subject to Section 8.5 hereof, such Person:

                  8.3.1 shall be treated as an assignee of a Member's interest, as provided in the Act;

                  8.3.2 shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

                  8.3.3 shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member.

         8.4 Substituted Members. No Person taking or acquiring, by whatever means, the interest of any Member in the Company shall be admitted as a substituted Member in the Company (a "Substituted Member") without the written consent of all Members, which consent may be withheld or granted in the sole and absolute discretion of each Member.

         8.5 Option to Purchase.

                  8.5.1 General. Upon any Transfer of an interest in the Company in violation of this Section 8 or upon a Transfer of any interest in a Member that is prohibited by this Agreement (a "Triggering Event"), the Member to whom a Triggering Event has not occurred (the "Option Member") shall have the right, but not the obligation, to purchase the entire interest in the Company (the "Option Interest") of the Member to whom the Triggering Event occurred (the "Selling Member"), on the terms and conditions set forth in this Section 8.5.

                  8.5.2 Election. An Option Member may invoke the valuation procedure of Section 8.5.3 by giving written notice (the "Valuation Notice") to the Selling Member (or, if applicable, its representatives, successors, or assigns) and to each other Option Member, if any, at any time within six months following the Option Member's actual knowledge of the Triggering Event.

                  8.5.3 Valuation Procedure. For a period of 60 days following the Valuation Notice, the Option Member and the Selling Member (or, if applicable, the representatives, successors or assigns of the Selling Member) shall negotiate in good faith to determine the fair market value of all of the Company's assets, taken as a whole, exclusive of any goodwill or other intangible asset that does not have a book value for accounting purposes (the "Assets"). If the parties are unable to agree on the fair market value of the Assets within the prescribed 60-day period, the parties shall, within 15 days following the end of such 60-day period, unanimously select an appraiser or appraisers to determine the fair market value of the Assets. If the parties are unable to agree on an appraiser or appraisers within the foregoing 15-day period, then at the election of any party, the selection of an appraiser or appraisers shall be submitted to dispute resolution in accordance with Section
5.7 hereof. Following his or their selection, the appraiser(s) shall determine as soon as practicable the fair market value of the Assets assuming, for purposes of determining such value, that the Assets are liquidated in an orderly manner over a period of six months. The parties' agreement as to value, or if applicable, the appraiser's (appraisers') determination of value shall be binding on all parties for purposes of this Agreement. The date of the parties' agreement on the value of the Assets, or, if applicable, the date of the final appraisal report(s), is referred to hereinafter as the "Valuation Date." All appraisal costs and costs under Section 5.7 shall be borne by the Selling Member.

                  8.5.4 Purchase Price. The purchase price of the Option Interest shall equal 95% of the amount the Selling Member would receive pursuant to Section 9.2.3 if the Assets were sold for cash at their fair market value (determined in accordance with Section 8.5.3), the Company immediately dissolved, and its assets were applied and distributed (without retention of any reserves) in liquidation pursuant to Section 9.2 hereof.

                  8.5.5 Exercise of Right. Within 60 days following the Valuation Date, the Option Member shall give written notice to the Selling Member stating whether such Option Member desires to purchase the Option Interest. The Option Member shall thereafter be entitled to purchase the Option Interest by delivering to the Selling Member (or, if applicable, to the representatives, successors or assigns of the Selling Member) the Option Member's negotiable promissory note (the "Note") in a principal amount equal to the purchase price determined under Section 8.5.4, payable in equal annual installments of principal together with annual payments of interest at the Prime Rate, over a period not to exceed five years, with the first installment due and payable one year from the date of sale. The Note shall be secured by a collateral assignment of the Option Interest acquired by the Option Member, in a commercially reasonable form determined by the Option Member. The Note shall be due and payable in full at such time as the net fair market value of the Company's remaining assets (as reasonably determined by the Option Member) is less than 200% of the then outstanding balance of the Note.

                  8.5.6 Deliveries by Selling Member. Upon receipt of an Option Member's Note, the Selling Member (or, if applicable, its representatives, successors or assigns) shall deliver to the Option Member an executed assignment of the Option Interest to be acquired by the Option Member, sufficient to convey such interest to the Option Member free and clear of any liabilities, liens, claims or encumbrances, except those taken subject to by the Option Member, as provided below.

                  8.5.7 Assumption and Release. In connection with the purchase of any portion of the Option Interest hereunder, the Option Member shall release the Selling Member from and assume, as appropriate, such Company-related obligations and guarantees as shall relate to the transferred portion of the Option Interest and agree to indemnify and hold harmless the Selling Member with respect to all such obligations and guarantees.

                  8.5.8 Closing Adjustments. If the Option Interest is subject to any liability, lien, claim or encumbrance, the Option Member may elect (a) to cause the purchase price (or a portion thereof) to be applied to discharge such liability, lien, claim or encumbrance, or (b) to take the relevant portion of the Option Interest subject to such liability, lien, claim or encumbrance and to reduce the purchase price otherwise payable by the Option Member to the Selling Member by the amount of such liability, lien, claim or encumbrance.

                  8.5.9 Use of Nominee. At the election of a Option Member, the purchase of all or part of the Option Interest pursuant to this Section 8.5 may be completed by a nominee of the

Purchasing Member, in which case, the obligations of the Option Member under this Section 8.5 shall be performed by the nominee rather than the Option Member.

         8.6 Distributions in Respect of Transferred Interests. If any interest in the Company is transferred during any accounting period in compliance with the provisions of this Section 8, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

         SECTION 9.  DISSOLUTION AND TERMINATION

         9.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events: -----------

                  9.1.1 December 31, 2075;

                  9.1.2 The sale of all or substantially all of the Property and the collection of the proceeds of such sale;

                  9.1.3 The unanimous election by the Members to dissolve the Company;

                  9.1.4 Upon the entry of a decree of dissolution under Section 29-785 of the Act; or

                  9.1.5 Upon any other Withdrawal Event, unless the business of the Company is continued by the specific written consent of the remaining Member(s) given within 90 days after it acquires actual knowledge of such event.

         9.2 Winding Up.

                  9.2.1 Notice of Winding Up. Following the dissolution of the Company, as provided in Section 9.1 hereof, the Executive Committee may execute and file a notice of winding up with the Arizona Corporation Commission.

                  9.2.2 Effect of Filing. After the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company's separate existence shall continue until articles of termination have been filed with the Arizona Corporation Commission or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

                  9.2.3 Liquidation and Distribution of Assets. Upon the dissolution of the Company, the remaining Member(s), or a court-appointed trustee, if there is no remaining Member, shall take full account of the Company's liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the
Company   continuing  as  provided  in  Section  5  hereof.  The
proceeds from liquidation of the Company's property, to the extent sufficient therefor, shall be applied and distributed in the following order:

                              9.2.3.1 To the payment and discharge of all of the
Company's debts and liabilities, including those to Members who are creditors (to the extent permitted by law), and to the establishment of any necessary reserves; and

                              9.3.2.2  To the  Members  and in  accordance  with
Section 3.1 hereof.

         9.3 Articles of Termination. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, articles of termination shall be executed and filed by the Members with the Arizona Corporation Commission.

         SECTION 10.  MISCELLANEOUS

         10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, sent by registered or certified mail, return receipt requested, addressed to the Member at the address appearing below such Person's name on the signature pages to this Agreement, or by facsimile transmission to the "FAX" number set below such Person's name on the signature pages to this Agreement, or if to the Company, by notice to each Member as herein provided, or to such other address as the parties may from time to time specify by notice in accordance with this
Section 10.1. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally or if sent by facsimile transmission, or, if sent by certified or registered mail, three days following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, postage and charges prepaid.

         10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

         10.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

         10.4     Time.  Time is of the essence with respect to this Agreement.

         10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         10.7  Incorporation  by Reference.  Every  exhibit,  schedule and other
appendix   attached  to  this   Agreement  and  referred  to  herein  is  hereby
incorporated in this Agreement by reference.

         10.8 Additional Documents. Each Member, upon the request of the other Member, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

         10.9 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

         10.10  Arizona Law.  The laws of the State of Arizona  shall govern the
validity  of  this  Agreement,   the   construction   of  its  terms,   and  the
interpretation of the rights and duties of the Members.

         10.11 Waiver of Action for Partition. Each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to any of the Company's property.

         10.12 Counterpart Execution; Facsimile Signatures. This Agreement may be executed in any number of counterparts pursuant to original or facsimile copies of signatures with the same effect as if both of the Members had signed the same document pursuant to original signatures. All counterparts shall be construed together and shall constitute one agreement.

         10.13 Representations and Warranties. Each Member represents and warrants to the Company and to the other Member that:

                  10.13.1 It has acquired its interest in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof;

                  10.13.2 It has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer or pledge all or any portion of its interest in the Company and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

                  10.13.3 It has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of an interest in the Company;

                  10.13.4 It has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

                  10.13.5 It has been afforded the same access to the books, financial statements, records, contracts, documents and other information concerning the Company and the prospective business of the Company as has been afforded the other Member and has been afforded an opportunity to ask such questions as it has deemed necessary or desirable in order to evaluate the merits and risks of the investment contemplated herein;

                  10.13.6 It acknowledges that it has performed its own due diligence with respect to its interest in the Company and is relying on that due diligence in making this investment and that it is not relying on the other Member or its Affiliates with respect to tax, suitability or other economic considerations;

                  10.13.7 This Agreement constitutes a legal, valid and binding obligation of the Member enforceable against the Member in accordance with its terms;

                  10.13.8 To the Member's knowledge, the execution, delivery and performance of this Agreement by the Member does not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation, contract or agreement to which the Member is subject; and

                  10.13.9  It  has  no  knowledge  of  any  existing   facts  or
circumstances that would serve as a major impediment to the development of the Project as currently conceived by the Members.

         10.14 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.14:

         "Act" means the Arizona Limited Liability Company Act, as set forth in A.R.S. ss. 29-601 et seq., as amended from time to time (or any corresponding provisions of succeeding law).

         "Actor" has the meaning given that term in Section 5.10 hereof.

         "Adjusted Capital Account Balance" means an amount with respect to any Member equal to the balance in such Member's Capital Account at the end of the relevant fiscal year, after increasing the balance in such Member's Capital Account by any amount which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

         "Affiliate" means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (c) any officer, director, or general partner of such Person; or (d) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (a) through (c) of this definition.

         "Age Restrictions" has the meaning given that term in Section 5.15 hereof.

         "Agreed Net Property  Value" has the meaning given that term in Section
2.3.3 hereof.

         "Agreement" means this Operating Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

         "Appraised Value" has the meaning given that term in Section 5.14.2 hereof.

         "Approved Budget" has the meaning given that term in Section 5.5.4 hereof.

         "Approved  Development Plan" has the meaning given that term in Section
5.3.1 hereof.

         "Approved Expenses" has the meaning given that term in Section 5.5.4 hereof.

         "Approved Master Plan" has the meaning given that term in Section 5.2.1 hereof.

         "Articles of  Organization"  has the meaning given that term in Section
1.9 hereof.

         "Assets" has the meaning given that term in Section 8.5.3.

         "Available Interest" has the meaning given that term in Section 5.13.2 hereof.

         "Book Value" has the meaning given that term in Section 4.1.2 hereof.

         "Budget" has the meaning given that term in Section 5.5.1 hereof.

         "Built-in-Gain" has the meaning given that term in Section 4.2 hereof.

         "Capital Account" means the capital account maintained for each Member in accordance with Section 4.3 hereof.

         "Capital  Amount"  has the  meaning  given that term in  Section  2.9.1 hereof.

         "Capital Contribution" means, with respect to any Member, the amount of money and the net fair market value of any property (other than money) contributed to the Company by such Member pursuant to any provision of this Agreement.

         "Change of Control" means a change in ownership or control of a Member effected through a consolidation or merger with or into any other entity or any direct or indirect sale, assignment, transfer, lease or other disposition of all or substantially all of a Member's assets to another Person, unless (i) the surviving or successor entity in the event of a merger or consolidation, or the Person to which a sale, assignment, transfer or lease is made (the "Surviving Entity") (a) is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (b) expressly assumes all the obligations of the Member under this Agreement; (ii) immediately after giving effect to such transaction, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, would exist; and (iii) the tangible net worth of the Member or the Surviving Entity, as the case may be, on a pro forma basis after giving effect to such consolidation, merger or sale, lease or conveyance of assets would be at least equal to the tangible net worth of the Member immediately prior to the date of such transaction. Notwithstanding the foregoing, clause (iii) shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the Member) to change the state of organization of the Member, and such transaction does not have as one of its purposes the evasion of the restrictions of this provision.

         "Closing" has the meaning given that term in Section 5.14.7 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         "Company" means the limited liability company formed pursuant to this Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.

         "Company  Note to Seller"  has the  meaning  given that term in Section
2.3.2.1 hereof.

         "Contributing Member" has the meaning given that term in Section 2.9.1 hereof.

         "Contribution Agreement" means that certain Contribution Agreement entered into between the Company and SunPower of even date herewith, pursuant to which SunPower is contributing the Property to the Company.

         "Corresponding Contribution" has the meaning given that term in Section
2.9.1 hereof.

         "Development Plan" has the meaning given that term in Section 5.3.1 hereof.

         "Dispute" has the meaning given that term in Section 5.6 hereof.

         "Dispute  Notice"  has the  meaning  given that term in  Section  5.7.3 hereof.

         "Disqualified  Member"  has the  meaning  given  that  term in  Section
5.14.11 hereof.

         "Eligible Member" has the meaning given that term in Section 5.14.1 hereof.

         "Executive  Committee"  has the  meaning  given  that  term in  Section
5.1.1.1 hereof.

         "Expiration Date" has the meaning given that term in Section 5.13.3.1 hereof.

         "Gross  Property  Value"  has the  meaning  given  that term in Section
2.3.3.1 hereof.

         "Independent  Activities"  has the  meaning  given that term in Section
1.10.1 hereof.

         "Initial  Operating  Budget" has the meaning given that term in Section
5.5.2 hereof.

         "Initiating Member" has the meaning given that term in Section 5.13.1 hereof.

         "Liquidation Value" has the meaning given that term in Section 5.14.2 hereof.

         "Major Decision" has the meaning given that term in Section 5.8 hereof.

         "Master Plan" has the meaning given that term in Section 5.2.1 hereof.

         "Member" means any Person identified as a Member in the introductory paragraph to this Agreement. If any Person is admitted as Substituted Member pursuant to the terms of this Agreement, "Member" shall be deemed to refer also to such Person. "Members" refers collectively to all Persons who are designated as a "Member" pursuant to this definition.

         "Member  Loans"  has the  meaning  given  that term in  Section  2.10.1 hereof.

         "Net Cash Flow" means the gross cash proceeds from Company operations (including from sales, dispositions or refinancings of Company property), less the portion thereof used to pay or establish reserves for Company expenses, debt payments, capital improvements, replacements and contingencies, all as reasonably determined by the Executive Committee, consistent with any Approved Budget then in effect.

         "Nonconforming Offer" has the meaning given that term in Section 5.13.5 hereof.

         "Noncontributing  Member"  has the  meaning  given that term in Section
2.9.1 hereof.

         "Note" has the meaning given that term in Section 8.5.5 hereof.

         "Note  Division  Agreement"  has the meaning given that term in Section
2.3.2.1 hereof.

         "Notice" has the meaning given that term in Section 2.9.1 hereof.

         "Offer to Sell or Purchase"  has the meaning given that term in Section
5.14.2 hereof.

         "Offered Price" has the meaning given that term in Section 5.13.1.1 hereof.

         "Offeree" has the meaning given that term in Section 5.14.2 hereof.

         "Offering Notice" has the meaning given that term in Section 5.13.1 hereof.

         "Offeror" has the meaning given that term in Section 5.14.2 hereof.

         "Opportunity Period" has the meaning given that term in Section 5.13.4 hereof.

         "Option Interest" has the meaning given that term in Section 8.5.1 hereof.

         "Option  Member"  has the  meaning  given  that term in  Section  8.5.1 hereof.

         "Option Notice Date" has the meaning given that term in Section 5.13.1 hereof.

         "Percentage Interest" means, with respect to each Member, but subject to adjustment as provided in this Agreement, the percentage identified in
Section 2.2 as that Member's "Percentage Interest" in the Company, as the same may be adjusted from time to time pursuant to Section 2.9 hereof.

         "Permitted Activities" has the meaning given that term in Section 1.4 hereof.

         "Person" means any individual, partnership, corporation, trust, limited liability company or other entity.

         "Prime Rate" means the prime rate of interest announced from time to time by Bank One, Arizona NA, or its successor.

         "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to Section 4.2 hereof, and otherwise adjusted by the Executive Committee to comply with Regulation Sections 1.704-1(b) and 1.704-2(b).

         "Project" has the meaning given that term in Section 5.2 hereof.

         "Property" means approximately 670 acres of unimproved real property located in Gilbert, Arizona that the Company will acquire from SunPower pursuant to the Contribution Agreement.

         "Purchase Price" has the meaning given that term in Section 5.14.6 hereof.

         "Refusal Date" has the meaning given that term in Section 5.13.5.1 hereof.

         "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "Rejection Date" has the meaning given that term in Section 5.13.2 hereof.

         "Reply" has the meaning given that term in Section 5.13.2 hereof.

         "Reply Date" has the meaning given that term in Section 5.13.2 hereof.

         "Representative" has the meaning given that term in Section 5.1.1.1 hereof.

         "Responding Member" has the meaning given that term in Section 5.13.1 hereof.

         "Response" has the meaning given that term in Section 5.14.4 hereof.

         "Response  Date" has the  meaning  given  that term in  Section  5.14.4 hereof.

         "Seller" has the meaning given that term in Section 2.3.2.1 hereof.

         "Seller  Deed of Trust"  has the  meaning  given  that term in  Section
2.3.2.1 hereof.

         "Seller Loan Documents" has the meaning given that term in Section 2.6 hereof.

         "Selling  Member"  has the  meaning  given that term in  Section  8.5.1 hereof.

         "Stated  Value"  has the  meaning  given  that term in  Section  5.14.6 hereof.

         "Substituted Member" has the meaning given that term in Section 8.4 hereof.

         "SunPower"  means  SunPower   Properties  L.L.C.,  an  Arizona  limited
liability company.

         "SunPower  Note to Seller" has the  meaning  given that term in Section
2.3.2.1 hereof.

         "Transfer" has the meaning given that term in Section 8.1 hereof.

         "Triggering Event" has the meaning given that term in Section 8.5.1 hereof.

         "UDC" means UDC Homes, Inc., a Delaware corporation.

         "Unreturned Capital Contributions" means, with respect to each Member, an amount equal to such Member's Capital Contributions reduced by distributions to such Member pursuant to Section 3.1 hereof, as adjusted, if applicable, pursuant to Section 2.9 hereof.

         "Valuation  Date" has the  meaning  given  that term in  Section  8.5.3 hereof.

         "Valuation Notice" has the meaning given that term in Section 8.5.2 hereof.

         "Willing Member" has the meaning given that term in Section 5.13.5.2 hereof.

         "Withdrawal  Event"  means  those  events and  circumstances  listed in
Section 29-733 of the Act.

         [Signatures follow on next page]

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                           SunPower Properties L.L.C., an Arizona
                           limited liability company, Member

                           By: Sunbelt/Acacia L.L.C., an Arizona
                               limited liability company, Manager

                               By:  Sunbelt Holdings II L.L.C.,
                                    an Arizona limited liability
                                    company, Manager

                                    By:  Sunbelt Holdings Management, Inc.,
                                         an Arizona corporation, Manager


                                         By:
                                             ---------------------------------
                                         Its:
                                              --------------------------------


                           426 North 44th Street, Suite 375
                           Phoenix, Arizona 85008
                           Fax No.: (602) 267-9114

                           UDC Homes, Inc., a Delaware
                           corporation


                           By:
                               -----------------------------------------------
                           Its:
                                ----------------------------------------------

                           6710 North Scottsdale Road
                           Scottsdale, Arizona 85253
                           Fax No.: (602) 627-3756

                                    Exhibit A
                                    ---------

                          Initial Approved Master Plan
                                (See Attachment)

                                    Exhibit B
                                    ---------

                       Description of Power North Property

                                    Exhibit C
                                    ---------

                 (Reimbursement of Member Expenses and Overhead)